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                                                                 Exhibit 99.A.3



                 AMENDMENT TO PREFERRED SHARES RIGHTS AGREEMENT

      Amendment dated November 19, 1998 ("Amendment") to the Preferred Shares Rights Agreement ("Agreement"), dated as of March 5, 1997, between Integrated Process Equipment Corp., a Delaware corporation (the "Company"), and American Stock Transfer & Trust Company, a national banking association (the "Rights Agent").

      In compliance with the terms of Section 27 of the Agreement, this Amendment is being executed by the Company and the Rights Agent for the purpose of amending the Agreement as set forth below:

      The Agreement is hereby amended as follows:

      1. Section 1(a) shall be amended by deleting the word "and" immediately preceding subsection (ii) and inserting the following at the end of Section 1(a):

            "and (iii) none of SpeedFam, Inc. ("Merger Sub"), SpeedFam International, Inc. ("SpeedFam"), SpeedFam's subsidiaries, or SpeedFam's permitted assignees or transferees under that certain Company Stock Option Agreement of even date herewith in favor of SpeedFam (the "Company Stock Option Agreement") is or will become an Acquiring Person pursuant to this Agreement by reason of the execution of the Agreement and Plan of Merger of even date herewith by and among the Company, SpeedFam and Merger Sub (the "Merger Agreement") or the Company Stock Option Agreement or the SpeedFam Stock Option Agreement of even date herewith in favor of the Company (the "SpeedFam Stock Option Agreement" and, together with the Company Stock Option Agreement, the "Stock Option Agreements") or the consummation of any of the transactions contemplated by the Merger Agreement or the Stock Option Agreements or the consummation of the merger contemplated by the Merger Agreement (the "Merger"), or the consummation of any of the other transactions contemplated by the Merger Agreement or the Stock Option Agreements."

      2. Section 1(m) shall be amended by inserting the following at the end of
Section 1(m):

            "Notwithstanding the foregoing or any provision to the contrary in this Agreement, a Distribution Date shall not occur by reason of the execution of the Merger Agreement or either of the Stock Option Agreements or the consummation of any of the transactions contemplated by the Merger Agreement or the Stock Option Agreements or the consummation of the Merger, or the consummation of any of the other transactions contemplated by the Merger Agreement or the Stock Option Agreements."

      3. Section 1(s) shall be amended and restated in its entirety to read as follows:


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            "(s) 'Final Expiration Date' shall mean the earlier of (i) the day preceding the day upon which the Effective Time (as defined in the Merger Agreement) of the Merger occurs or (ii) January 23, 2007."

      4. Section 1(x) shall be amended and restated in its entirety to read as follows:

            "(x) 'Preferred Shares' shall mean shares of Series D Participating Preferred Stock, $0.01 par value, of the Company."

      5. Section 1(jj) shall be amended by inserting the following at the end of
Section 1(jj):

            "Notwithstanding the foregoing or any provision to the contrary in this Agreement, a Shares Acquisition Date shall not occur by reason of the execution of the Merger Agreement or either of the Stock Option Agreements or the consummation of any of the transactions contemplated by the Merger Agreement or the Stock Option Agreements or the consummation of the Merger, or the consummation of any of the other transactions contemplated by the Merger Agreement or the Stock Option Agreements."

      6. Section 1(qq) shall be amended by inserting the following at the end of
Section 1(qq):

            "Notwithstanding the foregoing or any provision to the contrary in this Agreement, a Triggering Event shall not occur by reason of the execution of the Merger Agreement or either of the Stock Option Agreements or the consummation of any of the other transactions contemplated by the Merger Agreement or the Stock Option Agreements or the consummation of the Merger, or the consummation of any of the other transactions contemplated by the Merger Agreement or the Stock Option Agreements."

      7.    (a)   This Amendment may not be further amended by the Company
                  without the prior written consent of SpeedFam in its sole discretion.

            (b) This Amendment shall be deemed to be entered into under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

            (c) This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.


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      8. As amended hereby, the Agreement shall remain in full force and effect.


Integrated Process Equipment Corp.

By: /s/ John S. Hodgson,
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        John S. Hodgson,
        VP and CFO

      Attest: /s/ Roger D. McDaniel,
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                  Roger D. McDaniel,
                  President and CEO


American Stock Transfer & Trust Company
as Rights Agent

By:    /s/ Herbert J. Lemmer
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Name:  HERBERT J. LEMMER
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Title: VICE PRESIDENT
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